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                                                                     Exhibit 6.2

                FIRST AMENDMENT TO AGREEMENT TO TRANSFER ASSETS

     This First Amendment to Agreement to Transfer Assets (the "First Amendment") is entered into as of this 16th day of October, 2001, by and among ProShot Golf, Inc. ("ProShot"), Inforetech Wireless Technology, Inc. ("Inforetech"), the Guarantors ("Guarantors") as that term is defined in that certain AMENDED AND RESTATED FINANCIAL AGREEMENT dated MAY 19, 2000 between ProShot and the Guarantors (the "Financial Agreement"), and Robert C. Silzer, Sr. ("Silzer"), with reference to the following facts and circumstances:

                                    RECITALS

   A. ProShot, Inforetech, the Guarantors and Silzer entered into that certain Agreement to Transfer Assets dated as of September 21, 2001 (the "Original Agreement"), pursuant to which, among other things, ProShot agreed to cooperate in the transfer of certain of its assets encumbered by a lien in favor of the Bank (as defined in the Original Agreement), on the terms and conditions set forth therein; and

   B. ProShot, Inforetech, the Guarantors and Silzer desire to modify the First Amendment as set forth hereinbelow.

       NOW, THEREFORE, in consideration of the foregoing, and other valuable consideration, the parties hereto hereby agree as follows:

                                   AGREEMENT

       1. Except as otherwise defined in this First Amendment, capitalized terms used herein shall have the meanings ascribed to such terms in the Original Agreement. From and after the date hereof, all references in the Original Agreement to that agreement shall be deemed to be references to the Original Agreement as modified by this First Amendment.

       2. Paragraphs 3 and 4 of the Original Agreement are hereby deleted in their entirety and the following is substituted in their place:

           3.  On or before December 31, 2001, Silzer shall pay to Guarantors an amount equal to the amount (the "Payroll Tax Amount") with respect to which the Guarantors present evidence of payment to Silzer on or before December 31, 2001 of any and all of the following: delinquent payroll taxes through August 31, 2001 for the employees of ProShot located in the San Juan Capistrano, California office, together with interest and penalties, if applicable, and any and all costs and expenses relating to the reopening and rerunning of the payroll for such employees (such taxes are currently estimated to be $62,626.00, excluding interest and penalties, and the cost of reopening and rerunning such payroll is currently estimated to be $2000.00). The Payroll Tax Amount owed by Silzer to the Guarantors shall be reduced on a dollar for dollar basis by the amount of any sales and property taxes owed by ProShot for the period prior to the date hereof that Silzer has actually paid and provided that Silzer has presented satisfactory evidence of such payment or payments to the Guarantors on or before December 31, 2001.
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           4.  Provided that (a) there is no default by Inforetech or Silzer
               (or any party related to Inforetech or Silzer) under this agreement, and (b) the possession of all assets of ProShot is transferred expeditiously as contemplated by that certain Collateral Management Agreement of even date herewith, by and among ProShot, ProShot Investors, LLC and the Bank, with the full cooperation of ProShot, Inforetech and Silzer, and (c) a foreclosure sale of the Bank's security interest in the assets of ProShot (the "Assets") has been successfully consummated without delay caused by or resulting from any action or inaction on the part of ProShot or Inforetech or any officers or directors thereof or the voluntary or involuntary bankruptcy of ProShot, and (d) Silzer has fulfilled all obligations required of Silzer pursuant to paragraph 3 above on or before December 31, 2001, the Guarantors hereby agree to release Inforetech and Silzer from certain financial obligations and convert such obligations to stock in Inforetech; provided, however, that such release shall be of no force or effect should the transfer of possession of or title to the Assets (or any later transfer of title thereto) be set aside, reversed or otherwise successfully attacked for any reason by ProShot, Inforetech, Silzer, or any of their respective successors or assigns, or any third party (other than the Guarantors or the Bank). The obligations to be released and converted are the obligation of Inforetech under the Amendment to indemnify the Guarantors for any losses or payments under the Loan agreement with the Bank up to $1,000,000 and the personal obligation of Silzer from his personal guarantee of one-sixth of the total of Letters of Credit outstanding in favor of The Associates and Trimble Navigation, Ltd. currently totaling $708,000. Upon such releases in the total amount of $1,118,000, Inforetech shall issue to the Guarantors, or their designees, restricted Class A Common Shares of Inforetech Wireless Technology, Inc. (WYRE) at 80% of the five (5) day average closing price for the Inforetech's common stock for the five (5) days immediately preceding the date of the release of Inforetech and Silzer.

       3. Except as expressly modified hereby, the Original Agreement shall remain in full force and effect, without modification or impairment.

       4. This First Amendment may be executed in counterparts and by facsimile signature and shall be effective upon the execution hereof by all parties hereto.

       5. Robert C. Silzer, Sr., by his signature hereon, certifies and warrants that he has full approval and authority to enter into this First Amendment on behalf of Inforetech. David B. Kuhn, Jr., by his signature hereon, certifies and warrants that he has full approval and authority to enter into this First Amendment on behalf of the Guarantors.

       6. This First Amendment shall be governed by California Law. Except as expressly stated to the contrary herein or in the Original Agreement as modified hereby, nothing contained in this First Amendment shall in any way affect or diminish any rights of the Guarantors or the Bank under any other agreement either has with Inforetech, ProShot or Silzer and shall not alter or limit any remedies available to the Guarantors or the Bank under any such agreements.
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     IN WITNESS WHEREOF, the parties hereto have entered into this First
Amendment as of the date first above written.



Inforetech Wireless Technology, Inc.


By:___________________________
   Robert C. Silzer, Sr.
   Chief Executive Officer



____________________________________
Robert C. Silzer, Sr., an individual


ProShot Golf, Inc.


By:_________________________________
   Its _____________________________



The Guarantors


By:_________________________________

        David B. Kuhn, Jr.